Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between VS Service Company, LLC, a Delaware limited liability company (the “Company”), and Hillary Super (the “Executive”) (hereinafter collectively referred to as the “Parties”).
WHEREAS, the Company desires to obtain the benefit of the services of the Executive, and the Executive desires to render such services on the terms and conditions set forth herein;
WHEREAS, the Executive will be employed as the Chief Executive Officer of Victoria’s Secret & Co. (“VS&Co”) and, in that capacity, will gain an intimate knowledge of the business and affairs of the Company, including but not limited to its policies, procedures, methods, personnel, sales, business plans and strategy, and trade secrets; and
WHEREAS, the Company has determined that it is in its best interests to retain the services of the Executive and to ensure the Executive’s continued dedication and loyalty to the Company.
NOW, THEREFORE, IN CONSIDERATION of the foregoing, and in view of the promises and other good and valuable consideration described in this Agreement (the sufficiency and receipt of which are hereby acknowledged), the Parties agree as follows:
1)Term. This Agreement shall commence on Executive’s first day of employment with the Company (the “Effective Date”) and continue until terminated pursuant to one of the provisions of Section 5 of this Agreement.
2)Employment.
a.Position. As of the Effective Date, the Executive shall be employed as the Chief Executive Officer of VS&Co. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity for a similarly-sized publicly-traded company in the same or similar industry. The Executive shall report to the Board of Directors of VS&Co (the “Board”). Effective as of the Effective Date, the Executive shall also be appointed as a member of the Board.
b.Duty of Loyalty. The Executive agrees to devote full attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities comply with the requirements set by the Board and do not interfere with the performance of the Executive’s responsibilities hereunder. The Executive will make all disclosures required by the conflict of interest and ethics policies of VS&Co and its subsidiaries (collectively, the “Company Parties”) relating to these activities.
3)Compensation.
a.Base Salary. The Company agrees to pay the Executive an annual base salary (“Base Salary”) of One Million Two Hundred Thousand Dollars ($1,200,000), less applicable withholding. This Base Salary will be subject to annual review and may be increased based upon personal performance, company performance, and market conditions. Such Base Salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives.
b.Incentive Compensation. The Executive shall be entitled to participate in the Company’s applicable incentive compensation plan (“IC Plan”), as determined by the Human Capital and Compensation Committee (the “HCCC”) of the Board, beginning on the Effective Date, at a target level of one hundred seventy-five percent (175%) of the Executive’s Base Salary, less applicable withholding, with a potential payout of between 0% and 200% of the target level based on actual performance. Incentive compensation payable to the Executive for the 2024 fiscal year and the Fall 2024 season shall each be calculated on a pro rata basis based on the number of days between the Effective Date and the end of the 2024 fiscal year in relation to the number of days in the 2024 fiscal year and the Fall 2024 season, respectively. Incentive compensation under the IC Plan is not guaranteed but will be based on the results of VS&Co’s performance as determined by the HCCC.

c.Equity Compensation. All awards set forth in this Section 3(c) are pursuant to the terms of the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan, as amended from time to time (the “2021 Stock Plan”), and the applicable award agreements, and subject to the approval of the HCCC.
(i)Effective as of the first fiscal Monday of the month following the Effective Date (the “2024 Grant Date”; provided, if such Monday is a market holiday, the 2024 Grant Date shall be the immediately following Tuesday), the Company will grant the Executive restricted stock units (“RSUs”) having a grant date value of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000), based on the closing stock price on the 2024 Grant Date as approved by the HCCC. Upon vesting, the RSUs will be settled in shares of VS&Co common stock. The RSUs will vest in annual installments over three years on the anniversary of the 2024 Grant Date: thirty percent (30%) on the first anniversary of the 2024 Grant Date, thirty percent (30%) on the second anniversary of the 2024 Grant Date, and forty percent (40%) on the third anniversary of the 2024 Grant Date.
(ii)Effective during the first fiscal quarter of 2025, the Company will grant the Executive equity-based awards under the 2021 Stock Plan having an aggregate grant date value of Seven Million Seven Hundred Thousand Dollars ($7,700,000), in such form or forms and on such terms and conditions as approved by the HCCC.
The Executive may receive future grants under the 2021 Stock Plan as determined by the HCCC or the Board and based on the Executive’s position and performance.
d.Sign-on Bonus. The Company agrees to pay the Executive a one-time cash sign-on bonus of One Million Dollars ($1,000,000), less applicable withholding, within sixty (60) days after the Effective Date, subject to the terms and conditions of the Repayment Agreement set forth in Exhibit A.
e.Reservation of Rights. Unless otherwise provided in a contractual agreement between the Executive and the Company, the Company reserves the right to amend, vary or terminate any compensation, benefit, bonus, equity award or other such program at any time, in the sole discretion of the Company. All compensation, benefit, bonus, equity award and other such programs are governed by and subject to the official plan documents and award agreements as administered and interpreted by the HCCC or the Board.
4)Employee Benefits.
a.Employee Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company Parties and made available to similarly situated executives generally and as may be in effect from time to time, including paid time off (“PTO”) programs. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to similarly-situated executives of the Company generally.
b.Paid Time Off (PTO). The Executive shall be entitled to paid time off in accordance with the policies periodically established by the Company Parties for similarly-situated executives of the Company generally.
c.Relocation. Relocation support will be offered to the Executive and the Executive’s family as outlined in the Domestic Relocation Policy, subject to the Policy Acknowledgement and Repayment Agreement attached hereto as Exhibit B. The Executive’s relocation will be completed no later than twelve (12) months after the Effective Date. The Relocation Package will be executed under the provisions of the Company’s Relocation Policy. The Executive acknowledges that the Executive has received and understands the Relocation Policy and agrees that if the Executive resigns other than for Good Reason or is terminated for Cause prior to the first anniversary of the Effective Date, the Executive will reimburse the Company for all costs related to the relocation and if said resignation other than for Good Reason or termination for Cause occurs after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, the Executive will reimburse the Company an amount equal to one-half of all costs related to the relocation. Costs related to the relocation include, but are not limited to, actual costs as well as any relocation bonuses.
d.Expenses. Subject to applicable policies of the Company Parties, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company Parties. Further, the Company will reimburse the Executive for reasonable legal and professional advisory fees actually incurred in connection with the Executive’s review and negotiation of this Agreement in an amount not to exceed Twenty-Five Thousand Dollars ($25,000). The Company agrees, at the Company’s expense, to represent and defend the Executive in any and all breach of contract or similar claims brought against the Executive by her most recent former employer related to the Executive’s role with the Company.
e.Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.
f.Compensation Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company Parties is subject to recovery and clawback in accordance with the VS&Co Clawback Policy and any applicable law, government regulation, or stock exchange listing requirement, or any other policy (whether in existence as of the Effective Date or later adopted by the Company Parties) established by the Company Parties providing for clawback or recovery of amounts paid to the Executive.
5)Termination of Employment.
a.Disability. The Executive’s employment hereunder is subject to termination immediately upon the Executive’s Disability or death. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Executive’s ability to substantially perform the Executive’s duties under this Agreement for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the long-term disability plan maintained by the Company Parties.
b.Cause. The Company shall be entitled to terminate the Executive’s employment for Cause without prior written notice except as provided below. For purposes of this Agreement, “Cause” shall mean, as determined by the Company in its sole discretion, that the Executive (i) was grossly negligent in the performance of the Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness); (ii) has pled “guilty” or “no contest” to, or has been convicted of, an act which is defined as a felony under federal or state law; (iii) engaged in misconduct in bad faith that could reasonably be expected to materially harm the Company’s business or its reputation; or (iv) violated a material provision of the Code of Conduct, including, but not limited to, Subject Conduct or other violations of the Company’s Discrimination, Anti-Harassment, and Non-Retaliation policies. For purposes of this Agreement, “Subject Conduct” means sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing or a violation of any policy of the Company (or any of its affiliates) relating to sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing. No event or condition described in subsections (i), (iii) or (iv) of this Section 5(b) shall constitute Cause unless (x) the Company provides the Executive a written Notice of Termination stating the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of the Notice of Termination; and (z) the Company terminates the Executive’s employment with the Company (or any of its affiliates) immediately following expiration of such thirty-day (30) period. Notwithstanding anything in this Agreement to the contrary, if the Executive experiences a termination other than by the Company for Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.
c.Termination by the Executive. The Executive may terminate her employment, with or without Good Reason, by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written Notice of Termination. For purposes of this Agreement, “Good Reason” means (i) a material reduction in the Executive’s positions, duties, authority, responsibilities or reporting requirements, which shall include failure of the

Board to appoint the Executive as a member of the Board effective as of the Effective Date or failure of the Board to nominate the Executive as a candidate for director in connection with any annual or special shareholder meeting that includes the election of directors, provided that the Executive has not received a Notice of Termination hereunder and is not otherwise in material breach of this Agreement; (ii) the failure of the Company to obtain the assumption of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company following a merger, consolidation, sale, or similar transaction; (iii) a material reduction in the Executive’s Base Salary or annual bonus opportunity under the IC Plan other than pursuant to an across-the-board reduction applicable to all similarly-situated executives; or (iv) the relocation of the Executive’s principal place of employment from the New York, New York area. “Good Reason” shall not include acts taken by the Company by reason of the Executive’s physical or mental infirmity which impairs the Executive’s ability to substantially perform her duties. Notwithstanding the foregoing provisions of this definition, any assertion by the Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) the Executive has provided a written Notice of Termination to the Company including with reasonable detail the facts and circumstances indicating existence of the condition(s) providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such condition becoming known (or should have become known) to her; (y) the condition(s) specified in such notice must remain uncorrected by the Company for thirty (30) days following the Company’s receipt of such written notice; and (z) the Executive terminates her employment immediately following the expiration of such thirty-day (30) period. For purposes of this Agreement, “Termination Date” means the date the Executive’s employment with the Company (or any of its affiliates) is terminated.
d.Notice of Termination. The Company may terminate Executive’s employment for any reason other than Cause, Disability or death by delivering to Executive a written “Notice of Termination” that indicates the Termination Date and the termination provision in this Agreement relied upon, thirty (30) days prior to the Termination Date. The Notice of Termination shall set forth in reasonable detail the facts and circumstances providing a basis for the termination. The Company may elect to pay the Executive in lieu of the thirty (30) days’ written notice but will still deliver a Notice of Termination.
e.Deemed Resignations. Except as otherwise determined by the Board, any termination of your employment with the Company will constitute, as applicable, an automatic resignation of you: (i) as an officer of VS&Co and the other Company Parties; (ii) from the Board; (iii) from the board of directors or board of managers (or similar governing body) of the Company Parties; and (iv) from the board of directors or board of managers (or similar governing body) of any corporation or other entity in which any of the Company Parties holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) you serve as such Company Party’s designee or other representative. You agree to take any further actions that the Company Parties reasonably request to effectuate or document the foregoing.
6)Compensation Upon Termination Not Within the Protection Period.
a.Notwithstanding anything herein or in any other agreement to the contrary, if the Executive’s employment is terminated by the Company for Cause, by reason of the Executive’s death, or if the Executive gives the Company a written Notice of Termination other than for Good Reason, the Company’s sole obligation shall be to pay the Executive the following amounts earned but not paid as of the Termination Date (collectively, the “Accrued Amounts”):
•Base Salary;
•Reimbursement for business expenses incurred by the Executive on behalf of the Company during the term of her employment in accordance with the Company’s standard policies (including expense verification policies) regarding the reimbursement of business expenses, as the same may be modified from time to time; and
•Any earned compensation which the Executive had previously deferred until termination of employment or which, by operation of the applicable plan and/or deferral election, would cause distribution to occur upon termination of employment (including any interest earned or credited thereon, if applicable).

Notwithstanding anything herein or in any other agreement to the contrary, to the extent that the Executive experiences a termination for any reason while a Company-led internal investigation into facts that could reasonably give rise to the

Executive’s termination for Cause is pending: (i) the Executive shall not be entitled to receive any severance benefits under this Agreement (other than the Accrued Amounts) or any other agreement or severance plan, policy or program of the Company (or any of its affiliates) and (ii) the Executive shall not be entitled to vest in or receive any Variable Compensation, in either case, unless and until the Company concludes its investigation with a finding that grounds for a termination for Cause did not in fact exist, and only to the extent provided for under the terms of the applicable agreement, plan, policy or program. For purposes of this Agreement, “Variable Compensation” means any cash-based performance or incentive award paid by or any equity compensation awarded by the Company (or any of its affiliates), including, but not limited to, under the 2021 Stock Plan (and any successor thereto) and the IC Plan.
b.If the Executive’s employment is terminated by the Company other than for Cause, Disability or death, or if the Executive resigns for Good Reason, in each case, other than within the Protection Period, subject to and in exchange for the Executive timely executing and delivering to the Company a Release, such Release becomes effective and irrevocable within sixty (60) days following the Termination Date, and ongoing compliance with the terms of the Confidentiality, Non-competition, Non-disparagement and Intellectual Property Agreement attached hereto as Exhibit C for the periods set forth in such agreement, the Executive will be entitled to the following severance benefits (collectively, the “Severance Benefits”):
(i)Accrued Amounts;
(ii)The Company shall continue to pay the Executive’s Base Salary for a period of two (2) years following the Termination Date, less applicable withholding, payable as follows: (a) on the Company’s first regularly scheduled pay date falling on or after sixty (60) days after the Termination Date (the “First Payment Date”), the Company will pay the Executive, without interest, the number of missed payroll installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled payroll dates, and (b) each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such two (2)-year period;
(iii)If the Executive is participating in the Company’s medical and/or dental plan (collectively, the “Health Plans”) immediately prior to the Termination Date, the Company will make a lump sum payment, less applicable withholding, to the Executive in an amount equal to the difference, calculated on a monthly basis based on Executive’s coverage level as of the Termination Date, between the total premium as of the Termination Date for the Executive’s COBRA coverage and the Executive’s applicable contribution amount under the Health Plans for such coverage, multiplied by twenty-four (24) months. Such lump sum payment will be paid on the First Payment Date and is intended to assist the Executive with medical expenses and insurance premiums regardless of whether or not the Executive elects COBRA coverage after the Termination Date;
(iv)The Company shall pay the Executive, less applicable withholding, incentive compensation under the IC Plan, based on actual performance and subject to the terms of the IC Plan, with respect to the fiscal year and season during which the Termination Date occurs as well as the subsequent season. The foregoing payments shall be paid at the same time as payments under the IC Plan are typically paid, but in no event earlier than three (3) months following the Termination Date and in no event later than March 15th of the year following the year in which the applicable season or year is completed; and
(v)The treatment of any outstanding equity awards will be determined as follows:
1)A pro-rata portion of the outstanding unvested equity awards that are held by the Executive as of the Termination Date and vest only based on the passage of time shall vest and be settled on the First Payment Date, which pro-rata vesting shall be determined by (A) multiplying (x) the number of shares subject to the award by (y) a fraction, the numerator of which is the number of complete months between the first day of the applicable time-based vesting period and the Termination Date, and the denominator of which is the aggregate number of months in the time-based vesting period, less (B) the number of shares subject to the award that had already vested pursuant to the award’s terms prior to the Termination Date, if any;
2)A pro-rata portion of the outstanding unvested equity awards that are held by the Executive as of the Termination Date and vest based, at least in part, on the satisfaction of performance goals shall vest and be settled by the later of the First Payment Date and sixty (60) days following the end of the applicable performance period, which pro-rata vesting shall be determined by (A) multiplying the number of shares that the Executive would have earned for the entire performance period based on the level of performance determined in accordance with the applicable plan and award agreements by (B) a fraction, the numerator of which is the number of complete months between the first day of the applicable performance period and the Termination Date, and the denominator of which is the aggregate number of months in the performance period;
3)To the extent that any outstanding unvested equity award that is held by the Executive as of the Termination Date would vest at a greater percentage under the terms of the applicable plan and award agreement than as provided for under Sections 6(b)(v)(a)-(b), the terms of such award agreement shall instead determine the number of shares covered by such equity award that will vest under this Section 6(b)(v), subject to Sections 6(b)(v)(d)-(e);
4)Notwithstanding the foregoing, no equity awards that are outstanding as of the Termination Date will be forfeited during the six (6)-month period commencing upon the Termination Date, provided, that, (x) to the extent a Change in Control occurs during such six (6)-month period, any such equity awards that are outstanding and unvested as of the Change in Control will instead be treated in accordance with Section 7; and (y) to the extent a Change in Control does not occur during such six (6)-month period, any portion of the equity awards outstanding as of Termination Date that do not vest pursuant to Sections 6(b)(v)(a)-(c) shall be forfeited; and
5)To the extent that the payment or settlement of any equity awards in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing.

(vi)If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligation shall be to pay the Executive the Accrued Amounts within sixty (60) days of the Termination Date and the Executive shall be entitled to receive disability benefits available under the Company’s (or any affiliate’s) long-term disability plan, to the extent applicable.
7)Change in Control; Compensation for Termination Within the Protection Period. If the Executive’s employment is terminated by the Company other than for Cause, Disability or death, or if the Executive resigns for

Good Reason, in each case, within the Protection Period, subject to and in exchange for the Executive timely executing and delivering to the Company a Release, such Release becomes effective and irrevocable within sixty (60) days following the Termination Date, and ongoing compliance with the terms of the Confidentiality, Non-competition, Non-disparagement and Intellectual Property Agreement attached hereto as Exhibit C for the periods set forth in such agreement, the Executive will be entitled to the following severance benefits in lieu of the Severance Benefits (collectively, the “Protection Period Severance Benefits”):
a.Accrued Amounts;
b.The Company shall continue to pay the Executive’s Base Salary for a period of three (3) years following the Termination Date, less applicable withholding, payable as follows: (i) on the First Payment Date, the Company will pay the Executive, without interest, the number of missed payroll installments which would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled payroll dates, and (ii) each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such three (3)-year period;
c.If the Executive is participating in the Health Plans immediately prior to the Termination Date, the Company will make a lump sum payment, less applicable withholding, to the Executive in an amount equal to the difference, calculated on a monthly basis based on Executive’s coverage level as of the Termination Date, between the total premium as of the Termination Date for the Executive’s COBRA coverage and the Executive’s applicable contribution amount under the Health Plans for such coverage, multiplied by thirty-six (36) months. Such lump sum payment will be paid on the First Payment Date and is intended to assist the Executive with medical expenses and insurance premiums regardless of whether or not the Executive elects COBRA coverage after the Termination Date;
d.A payment equal to three (3) times the Executive’s target annual incentive compensation payout under the IC Plan (based on the target amount in effect for the fiscal year of the Termination Date), which sum shall be payable in substantially equal bi-weekly payments over a period of three (3) years following the termination date, less applicable withholding, as follows: (i) on the First Payment Date (or, if later, sixty (60) days following the Change in Control), the Company will pay the Executive, without interest, the number of missed payroll installments which would have been paid during the period beginning on the Termination Date and ending on the First Payment Date (or, if later, sixty (60) days following the Change in Control) had the installments been paid on the Company’s regularly scheduled payroll dates, and (ii) each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such three (3)-year period;
e.A payment equal to the product of (i) the sum of the IC Plan payment that the Executive would have earned for the season during which the Termination Date occurs and any annual component the Executive would have earned for the fiscal year during which the Termination Date occurs, as applicable, based on actual performance, multiplied by (ii) a fraction, the numerator of which is the number of days in such fiscal year or season, respectively, during which the Termination Date occurs that elapsed through the Termination Date and the denominator of which is the total number of days in such fiscal year or season, respectively. The foregoing payment, less applicable withholding, shall be paid at the same time as payments under the IC Plan are typically paid, but in no event earlier than the First Payment Date and in no event later than March 15th of the year following the Termination Date;
f.All of the outstanding and unvested equity awards held by the Executive immediately before the Termination Date will immediately become fully vested and payable on the First Payment Date, provided that, to the extent that paying any portion of such amount in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Code, then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing. To the extent that an equity award vests based on the achievement of performance goals, performance goals will be deemed to be achieved at target levels if less than one-third of the applicable performance period has elapsed as of the date of the Change in Control, otherwise performance goals will be deemed achieved at maximum levels; and
g.For the purposes of this Agreement, “Change in Control” means a “Change in Control” under the 2021 Stock Plan and the “Protection Period” means the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months following a Change in Control.

In the event that the Executive’s termination occurs during the portion of the Protection Period that precedes a Change in Control and the Executive has already commenced receiving payments and/or benefits under Section 6(b) prior to the Change in Control, then the Executive will be entitled to the payments and benefits under this Section 7 in lieu of any additional payments or benefits under Section 6(b), but only to the extent an equivalent payment and/or benefit has not already been paid or provided pursuant to Section 6(b).
8)Release Requirement. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Severance Benefits or the Protection Period Severance Benefits (in each case, other than the Accrued Amounts), unless the Executive (i) timely executes and delivers to the Company a full release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), and such Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) days following the Termination Date and (ii) and the Executive complies with the terms of the Confidentiality, Non-competition, Non-disparagement and Intellectual Property Agreement attached hereto as Exhibit C for the periods set forth in such agreement. If the foregoing requirements are not satisfied by the Executive, then no Severance Benefits nor Protection Period Severance Benefits (in each case, other than the Accrued Amounts) shall be due to the Executive pursuant to this Agreement.
9)Employee Representations and Covenants.
a.Representations. The Executive expressly represents and warrants to the Company that the Executive is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to enter into this Agreement and fully perform the Executive’s duties and responsibilities under this Agreement.
b.Other Covenants. The Executive agrees as a condition of continued employment to execute the Confidentiality, Non-competition, Non-disparagement and Intellectual Property Agreement and fully abide by its terms. A copy of that agreement is attached hereto as Exhibit C. The Executive agrees not to use any confidential information of her prior employer, including all information and materials relating to such company’s intellectual property, trade secrets, and all information relating to such company that such company has not made available to the public, in performing the Executive’s duties and responsibilities under this Agreement. The Executive acknowledges and agrees that the restrictions set forth in Exhibit C are reasonable and necessary to protect the legitimate business interests of the Company, and that they will not impair or infringe upon the Executive’s right to work or earn a living. The Executive further acknowledges and agrees that her position is one of trust and responsibility with access to confidential and proprietary information, trade secrets, information concerning employees of the Company, information concerning customers and prospective customers of the Company, and information pertaining to the Company’s Intellectual Property (as that term is defined in Exhibit C). The Executive understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information (as that term defined in Exhibit C) shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after she begins employment by the Company), and shall continue during and after her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.
c.Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding so long as the Executive files any document containing trade secrets under seal, and does not disclose trade secrets, except pursuant to court order.
d.     Position Location. The Chief Executive Officer position is based in New York, New York. As such, the Executive understands and agrees that she will need to be on site in the offices of the Company Parties during business hours and as needed for activities that may develop outside of normal business hours. The Executive understands and agrees that she will frequently be required to travel to Columbus, Ohio. Travel expenses will be reimbursed by the Company in accordance with the Victoria’s Secret & Co. Global Travel & Expense Reimbursement Policy.
10)Effect on Other Plans, Agreements and Benefits.
a.Any severance benefits payable to the Executive under this Agreement (including the Severance Benefits and the Protection Period Severance Benefits, as applicable) will be in lieu of and not in addition to: (i) any severance benefits to which the Executive would otherwise be entitled under any general severance policy or severance plan maintained by the Company (or any of its affiliates) or any agreement between the Executive and the Company (or any of its affiliates) that provides for severance benefits; and (ii) unused PTO remaining upon the Termination Date.
b.Any severance benefits payable to the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company (or any of its affiliates), except to the extent expressly provided therein.
c.The Executive’s entitlement to any other benefits not expressly referenced herein shall be determined in accordance with the applicable employee benefit plans then in effect.
d.The Executive expressly agrees that any amounts the Executive may owe to the Company as of the Termination Date may be deducted from the amounts that the Company would otherwise owe to the Executive under this Agreement.
e.Notwithstanding anything herein or in any other agreement to the contrary, if the Executive incurs a termination for Cause, then all Variable Compensation shall be immediately canceled for no consideration. If the Executive incurs a termination for Cause, or the Company becomes aware (after the Executive’s termination) of conduct on the part of the Executive that would have been grounds for a termination for Cause, then, the Executive will be required to deliver to the Company, immediately upon request, the Variable Compensation (in shares and/or cash), granted on or after the Effective Date and paid or delivered to the Executive within the three (3) years prior to the Termination Date, including the profit the Executive realized upon the exercise of stock options.
f.If the Executive violates any of the terms and covenants set forth in the Executive’s Confidentiality, Non-competition, Non-disparagement and Intellectual Property Agreement following a termination by the Company without Cause or by the Executive for Good Reason, then the Executive shall not be entitled to receive any severance benefits under this Agreement (other than the Accrued Amounts) or any other agreement or severance plan, policy or program of the Company (or any of its affiliates).
11)Successors and Assigns. The Company may assign its rights and obligations under this Agreement without the Executive’s consent to (i) an affiliate of the Company or (ii) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other entity or person, or transfer all or substantially all of its properties, stock, or assets to any other entity or person, to the acquirer or resulting entity in such transaction. This Agreement will be binding upon any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
12)Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

a.Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
b.Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six (6)-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.
c.Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.
d.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”
e.Payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A- 1(b)(9)(iii), or otherwise. Any payments and benefits provided under this Agreement may be accelerated in time or schedule by the Company, in its sole discretion, to the extent permitted by Section 409A of the Code.
13)Section 280G of the Code.
a.Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).
b.The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.
c.The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert.

d.If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive must immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 13 will require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
14)Arbitration and Class and Representative Action Waiver.
a.The Parties agree that, subject to Section 14(b), any controversy or claim between the Company and the Executive arising out of or relating to this Agreement or its termination (or otherwise relating to Executive’s work for or departure from the Company) shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. If the Executive initiates arbitration, she will be responsible for paying a filing fee of $300 or the amount of the filing fee in federal court in Columbus, Ohio, whichever is lower. Each Party will be responsible for its/her own attorney’s fees. The parties shall jointly select an arbitrator from JAMS, Inc. (“JAMS”) or the American Arbitration Association (“AAA”) with at least ten (10) years of experience in employment disputes. The arbitration shall be conducted on a confidential basis by the AAA or JAMS and administered under their Employment Arbitration Rules, which are currently available at http://www.adr.org and http://www.jamsadr.com, respectively. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information before a hearing, including, but not limited to, production of documents, information requests, depositions and subpoenas. Unless the arbitrator determines additional discovery is necessary to adequately arbitrate the Executive’s claims, discovery shall be conducted in accordance with the then-current version of the Federal Rules of Civil Procedure. Those rules can be found at https://www.law.cornell.edu/rules/frcp. The arbitration shall take place in Columbus, Ohio. Notwithstanding the AAA or JAMS rules, all parties to the arbitration shall have the right to file a dispositive motion and shall not be required to seek permission from the arbitrator to do so. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees. Judgment on the award may be entered in any court having jurisdiction.
b.This Arbitration provision does not include:
(i)Any claim arising under or related to the Confidentiality, Non-competition, Non-disparagement and Intellectual Property Agreement;
(ii)A claim for workers’ compensation benefits;
(iii)A claim for unemployment compensation benefits;
(iv)A claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under this Agreement; and
(v)A claim of sexual harassment, including hostile work environment, “sexual assault” (defined as actual or threatened unwelcomed touching of a sexual nature), gender discrimination, and retaliation related to same.
c.This Agreement also does not prevent the Executive from filing a claim or charge with a federal, state or local administrative agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies.
d.This Agreement does not prohibit those limited circumstances under which either Party finds it necessary to seek emergency or temporary injunctive relief, such as a preliminary injunction or a temporary restraining order, from a court that may be necessary to protect any rights or property of either Party pending the establishment of the arbitral tribunal or its determination of the merits of the dispute.

e.CLASS ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a class action or collective action (“Class Action Waiver”). THIS MEANS THAT, EXCEPT AS EXPLICITLY PROVIDED HEREIN, ALL DISPUTES BETWEEN THE PARTIES THAT ARISE, OR HAVE ARISEN, OUT OF EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT SHALL PROCEED IN ARBITRATION SOLELY ON AN INDIVIDUAL BASIS, AND THAT THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO EXECUTIVE’S INDIVIDUAL CLAIMS.
f.REPRESENTATIVE ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a representative action or as a private attorney general action, including but not limited to claims brought pursuant to the Private Attorney General Act of 2004, Cal. Lab. Code § 2698, et seq. (“Representative Action Waiver”).  THIS MEANS THAT, TO THE EXTENT CONSISTENT WITH APPLICABLE LAW, EXECUTIVE MAY NOT SEEK RELIEF ON BEHALF OF OTHERS IN ARBITRATION, INCLUDING BUT NOT LIMITED TO SIMILARLY AGGRIEVED EMPLOYEES.  THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO EXECUTIVE’S INDIVIDUAL CLAIMS.
g.The Parties agree that only a court of competent jurisdiction may interpret this Section 14 and resolve challenges to its validity and enforceability, including but not limited to the validity, enforceability and interpretation of the Class Action Waiver and Representative Action Waiver. The arbitrator shall have no jurisdiction or power to make such determinations. The Federal Arbitration Act, 9 U.S.C. §§ 1-16, shall govern the interpretation and enforcement of the duty to arbitrate found in this Section 14 and all arbitration proceedings under this Agreement.
h.Any conflict between the rules and procedures set forth in either the JAMS or AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement.
i.The burden of proof at an arbitration shall at all times be on the Party seeking relief.
j.In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the Parties, as applicable in Ohio. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law, including, without limitation, Title VII, the Age Discrimination in Employment Act, and the Family and Medical Leave Act.
k.The aggrieved Party must give written notice of any claim to the other Party as soon as possible after the aggrieved Party first knew or should have known of the facts giving rise to the claim. The written notice shall describe the nature of all claims asserted, the facts upon which those claims are based, and shall set forth the aggrieved Party’s intention to pursue arbitration. The notice shall be mailed to the other Party by certified or registered mail, return receipt requested. A copy of the notice may be sent by electronic mail.
15)Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination and a notice of a claim for which a Party seeks arbitration) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:

To the Executive:
Hillary Super

With a copy to Said Kordestani, Esq. (via email to sk@fbm.com)

To the Company:
VS Service Company, LLC
Four Limited Parkway
Reynoldsburg, Ohio 43068
Attn:    Chief Human Resources Officer
16)Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. Any Party’s failure to enforce any provision or provisions of this Agreement will not be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.
17)Governing Law. Unless otherwise noted in this Agreement, this Agreement shall be construed in accordance with and governed by the laws of Ohio without regard to conflicts of law principles.
18)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect. If a court of competent jurisdiction finds the Class Action Waiver and/or Representative Action Waiver in Section 14 is unenforceable for any reason, then the unenforceable waiver provision shall be severable from this Agreement, and any claims covered by any deemed unenforceable waiver provision may only be litigated in a court of competent jurisdiction, but the remainder of the Agreement shall be binding and enforceable.
19)Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.
20)Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
21)At-Will Employment. This Agreement does not alter the status of the Executive as an at-will employee of the Company. Nothing contained herein shall be deemed to give the Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of the Executive at any time, with or without Cause.
22)Headings and Subheadings. Headings and subheadings contained in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or subheading of any section or paragraph.
23)Unfunded Obligations. The amounts to be paid to the Executive under this Agreement are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. The Executive shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
24)Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year written below.

HILLARY SUPER		DATE
/s/ Hillary Super		August 12, 2024

VS SERVICE COMPANY, LLC		DATE
By:	/s/ Melinda R. McAfee	August 12, 2024
Melinda R. McAfee
Chief Human Resources & Legal Officer